Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Declares

Quarterly Distribution of $0.30 per Common Unit

Whippany, New Jersey, April 22, 2021 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced that its Board of Supervisors declared a quarterly distribution of $0.30 per Common Unit for the three months ended March 27, 2021. This quarterly distribution rate equates to an annualized rate of $1.20 per Common Unit. The distribution is payable on May 11, 2021 to Common Unitholders of record as of May 4, 2021.

Nominees are hereby notified that there is a withholding requirement at the highest applicable effective tax rates for foreign partners from the cash distribution under Section 1446 of the Internal Revenue Code.

Suburban Propane Partners, L.P. (“Suburban Propane”), is a nationwide distributor of propane, renewable propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity and an investor in low carbon fuel alternatives, servicing the energy needs of over 1 million customers through 700 locations across 41 states. Suburban Propane is a New York Stock Exchange listed master limited partnership headquartered in Whippany, NJ, and has been in the customer service business since 1928. For additional information on Suburban Propane, please visit www.suburbanpropane.com.

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